Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224333-02

PUBLIC SERVICE COMPANY OF COLORADO

(a Colorado corporation)

$550,000,000 3.20% FIRST MORTGAGE BONDS, SERIES NO. 34 DUE 2050

Issuer:	Public Service Company of Colorado (a Colorado corporation)

Issue Format:	SEC Registered

Expected Ratings*:	A1/A/A+ (Stable/Stable/Stable) (Moody’s/S&P/Fitch)

Security Type:	First Mortgage Bonds

Pricing Date:	August 6, 2019

Settlement Date:	August 13, 2019 (T+5)

Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing March 1, 2020

Principal Amount:	$550,000,000

Maturity Date:	March 1, 2050

Reference Benchmark:	3.00% due February 15, 2049

Benchmark Price:	115-21

Benchmark Yield:	2.269%

Spread to Benchmark Treasury:	+100 bps

Yield to Maturity:	3.269%

Coupon:	3.20%

Price to Public:	98.672% of the principal amount

Net Proceeds to Issuer:	$537,883,500 (after deducting the underwriting discount but before transaction expenses)

Make-Whole Call:	Prior to September 1, 2049 (the par call date), T+15 bps (calculated to the par call date)

Par Call:	On or after September 1, 2049 at par

CUSIP/ISIN:	744448CS8/ US744448CS82

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. PNC Capital Markets LLC TD Securities (USA) LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, PNC Capital Markets LLC toll-free at 1-855-881-0697 or TD Securities (USA) LLC toll-free at 1-855-495-9846.